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                                                                  Exhibit (99).1
                                                                  --------------


                 [SOUTH ALABAMA BANCORPORATION, INC. LETTERHEAD]


                                March 27, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408

     Re: Arthur Andersen LLP

Ladies and Gentlemen:

     The purpose of this letter is to confirm, in accordance with Temporary Note 3T to Article Three of Regulation S-X, that South Alabama Bancorporation, Inc. has received from Arthur Andersen LLP a representation letter addressed to the company in accordance with Temporary Note 3T stating that:

     1. The audit conducted by Arthur Andersen was subject to its quality control system for the U. S. accounting and auditing practice to provide reasonable assurance that its engagement was conducted in compliance with professional standards; and

     2. That there was appropriate continuity of Arthur Andersen personnel working on audits, availability of national office consultation and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

                                     Yours very truly,

                                     SOUTH ALABAMA BANCORPORATION, INC.



                                     By: /s/ F. Michael Johnson
                                        --------------------------------
                                            F. Michael Johnson
                                            Executive Vice President and
                                            Chief Financial Officer